NEWS
FOR IMMEDIATE RELEASE	CONTACT:	Tom Considine
April 10, 2006		(201) 476-5404

BUTLER INTERNATIONAL, INC. ANNOUNCES

OVER-THE-COUNTER TRADING UNDER THE SYMBOL “BUTL”

MONTVALE, New Jersey (April 10, 2006). As recently announced on April 4, 2006, Butler International, Inc. last week filed with the NASDAQ Listing Qualifications Panel an extension to comply with Marketplace Rule 4310(c)(14) which requires the timely filing of financial reports with the Securities and Exchange Commission. On April 7, 2006, Butler received notification from the NASDAQ Listing Qualification Hearing Panel that, as a result of Butler’s delay in the filing of its Form 10-Q for the third quarter ended September 30, 2005 and its Form 10-K for the fiscal year ended December 31, 2005, Butler’s common stock will no longer be listed on the NASDAQ Stock Market as of the open of business on Tuesday, April 11, 2006. At such time, Butler’s common stock will continue trading uninterrupted on the Pink Sheets, a centralized quotation service that collects and publishes market maker quotes in real time. The Company’s stock will be traded under the symbol “BUTL”. The Company intends to request that the NASDAQ Listing and Hearing Review Council review the decision of the Panel.

Butler intends to file its third quarter Form 10-Q and December 31, 2005 Form 10-K as soon as possible. The Company intends to apply for re-listing on NASDAQ as soon as it is in compliance with all listing requirements. Butler will continue to provide reports as to its financial condition and results of operations which may be accessed at www.pinksheets.com.

About Butler International

Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 60-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added global services, visit us on the web at http://www.butler.com.

About Pink Sheets LLC

Pink Sheets provides broker-dealers, issuers and investors with electronic and print products and information services designed to improve the transparency of the over-the-counter (OTC) markets. The products are designed to increase the efficiency of OTC markets, leading to greater liquidity and investor interest in OTC securities. Pink Sheets centralized information network is a source of competitive market maker quotations, historical prices and corporate information about OTC issues and issuers. Pink Sheets is neither an SEC-Registered Stock Exchange nor a NASD Broker/Dealer. Investors must contact a NASD Broker/Dealer to trade in a security quoted on the Pink Sheets. Pink Sheets LLC is a privately owned company headquartered in New York City. More information is available at http://www.pinksheets.com

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing WorldSM

New River Center, 200 E. Las Olas Blvd., Ft. Lauderdale, FL 33315

www.butler.com